Exhibit 5.1

Barristers & Solicitors / Patent & Trade-mark Agents Norton Rose Fulbright Canada LLP 1 Place Ville Marie, Suite 2500 Montréal, Quebec H3B 1R1 CANADA F: +1 514.286.5474 nortonrosefulbright.com
December 10, 2014 Aeterna Zentaris Inc. 1405 du Parc Technologique Boulevard Quebec City, Quebec Canada G1P 4P5

Dear Sirs/Mesdames:
We act as counsel to Aeterna Zentaris Inc. (the Corporation) in connection with the Corporation’s Second Amended and Restated Stock Option (the Stock Option Plan) and its Shareholder Rights Plan Agreement dated as of March 23, 2010 between the Corporation and Computershare Trust Company of Canada (the Shareholder Rights Plan). We are providing this opinion in connection with the Corporation’s filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the Registration Statement) to register under the Securities Act of 1933, as amended (the Securities Act) the offer and sale of an additional 7,468,035 common shares of the capital of the Corporation (the Option Shares) issuable pursuant to options granted or that may in the future be granted under the Stock Option Plan and common share purchase rights (the Rights) attached to the common shares of the Corporation, which Rights are issuable under and pursuant to the terms of the Shareholder Rights Plan.
In connection with this opinion, we have examined such corporate records of the Corporation and such other documents as we have considered appropriate and necessary to enable us to express the opinions hereinafter set forth. In our examinations, we have assumed the genuineness of all signatures, the legal capacity of all individuals who have signed personally, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or true copies or photocopies. We have also considered such questions of law as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.
We are qualified to practice law in the provinces of Quebec, Ontario and Alberta, and the opinions hereinafter expressed are limited to the laws of the Province of Quebec and the federal laws of Canada applicable therein.
Based and relying upon the foregoing, we are of the opinion that, when issued, delivered and paid for in full in accordance with the terms of the Stock Option Plan and the Shareholder Rights Plan, the Shares shall be duly authorized, validly issued, fully-paid and non-assessable common shares of the capital of the Corporation and the Rights will be validly issued.
In rendering our opinion regarding the Rights, we have assumed that the Board of Directors of the Corporation has acted and will act in accordance with its fiduciary duties with respect to the authorization, execution, delivery and administration of the Shareholder Rights Plan and the issuance of the Rights. Our opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Corporation would be required to redeem, terminate or waive, or take other action with respect to, the Rights at some future time. Further, our opinion addresses the Shareholder Rights Plan and the Rights in their entirety and not any particular provision of them, and it is not settled whether the invalidity of any particular provision would invalidate the Rights in their entirety.
We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act.
Yours very truly,

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